UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OFG Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 13, 2014

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held at our offices located at Oriental Tower, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, April 23, 2014. The meeting will begin promptly at 10:00 a.m. (EST).

Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement. Only shareholders of record as of February 27, 2014, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

Your vote is important. Please review the enclosed proxy statement and complete, sign and return your proxy card promptly in the accompanying reply envelope, even if you plan to attend the meeting.

If you attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock, such as a broker’s statement showing the shares held by you and a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote. Remember that you may also vote by telephone or over the Internet. For more details and instructions, please refer to the enclosed proxy statement and proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Julian S. Inclán
Chairperson

P.O. Box 195115

San Juan, Puerto Rico 00919-5115

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2014

Notice is hereby given that the annual meeting of shareholders of OFG Bancorp (“we,” “us,” “our,” or the “Company”), a financial holding company and corporation organized under the laws of the Commonwealth of Puerto Rico, is scheduled to be held at Oriental Tower, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, commencing at 10:00 a.m. (EST) on Wednesday, April 23, 2014, to consider and vote upon the following matters described in this notice and the accompanying proxy statement:

1.	To elect two directors for three-year terms expiring at the 2017 annual meeting of shareholders and one director for a two-year term expiring at the 2016 annual meeting, and when their successors are duly elected and qualified;

2.	To provide an advisory vote on executive compensation; and

3.	To transact such other business as may properly come before the annual meeting or at any adjournments or postponements thereof. Except with respect to procedural matters incident to the conduct of the annual meeting, the Company is not aware of any other business to be brought before the annual meeting.

These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. The Company’s Board of Directors recommends a vote “FOR” each of the proposals. Only shareholders of record at the close of business on February 27, 2014, are entitled to notice of, and to vote at, the annual meeting.

To assure representation at the annual meeting, shareholders are urged to return a proxy as promptly as possible either by voting through the Internet or telephone, or by signing, dating and returning a proxy card in accordance with the enclosed instructions. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

In San Juan, Puerto Rico, on March 13, 2014.

By order of the Board of Directors,

Carlos O. Souffront
Secretary

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 23, 2014

This proxy statement contains important information related to the annual meeting of shareholders of OFG Bancorp (“we,” “us,” “our,” or the “Company”) to be held on Wednesday, April 23, 2014 at 10:00 a.m. (EST), at its offices located at Oriental Tower, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, or any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are expected to be made available to shareholders on or about March 13, 2014.

GENERAL QUESTIONS ABOUT THE ANNUAL MEETING

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors and its committees, the compensation of our directors and executive officers, and other required information.

Who is soliciting my vote?

Our Board of Directors is soliciting your vote at the annual meeting.

Who will bear the costs of soliciting proxies for the annual meeting?

This solicitation of proxies is made on behalf of our Board of Directors, and we will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in this solicitation of proxies also will be borne by us. It is contemplated that proxies will be solicited principally through the internet or mail, but our directors, officers and employees may solicit proxies personally or by telephone. Upon request, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing these proxy materials to our shareholders.

We have retained Georgeson Inc., an independent proxy solicitation firm, to assist us with the solicitation of proxies for a fee not to exceed $15,500, plus reimbursement for out-of-pocket expenses.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of annual meeting of shareholders, including the election of three directors, the advisory vote related to executive compensation, and the transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournments or postponements thereof, and will not be used for any other purpose.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, February 27, 2014, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments or postponements thereof. As of the close of business on February 27, 2014, there were 44,971,397 shares of our common stock outstanding.

What is the difference between a holder of record and a beneficial owner of shares held in street name?

Holder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the holder (or shareholder) of record with respect to those shares. As a holder of record, you should have been furnished this proxy statement and a proxy card directly by us.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a securities broker, bank or other similar organization acting as a nominee, then you are considered the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have been furnished this proxy statement and a voting instruction form by that organization.

How can I vote?

Holder of Record. If you are a holder of record, you may vote either in person at the annual meeting, via the Internet (by following the instructions provided on the proxy card), by telephone (by calling the toll free number found on the proxy card), or by mail (by filling out the proxy card and returning it in the reply envelope provided).

Beneficial Owner of Shares Held in Street Name. If you hold your shares in “street name,” you should receive a voting instruction form from your securities broker, bank or other similar organization acting as a nominee asking you how you want to vote your shares. If you do not, you should contact your securities broker, bank or other similar organization acting as a nominee and obtain a voting instruction form from them. If you plan to attend the annual meeting and vote your shares in person, you must contact the securities broker, bank or other similar organization acting as a nominee in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the annual meeting in order to vote.

How many votes do I have?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon, except with respect to the election of directors in which you may cumulate your votes.

Pursuant to our articles of incorporation and by-laws, you have the right to cumulate your votes at annual meetings in which more than one director is being elected. Cumulative voting entitles you to a number of votes equal to the number of shares of common stock held by you multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the three nominees being considered at this annual meeting, a shareholder owning 1,000 shares of our common stock is entitled to 3,000 votes and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.

If you return an executed proxy but do not expressly indicate that your votes should be cumulated in a particular fashion, the votes represented by your proxy will be distributed equally among the three nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “FOR” the election of each nominee to the Board and “FOR” the advisory vote related to the compensation of our executives.

Each proxy also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters as recommended by our Board of Directors or, if no recommendation is given, in accordance with the judgment of the proxy holders.

What constitutes a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting. As of the record date, 44,971,397 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining quorum. A “broker non-vote” occurs when a securities broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter. Votes cast by proxy will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

How do I vote?

You can vote either in person at the meeting or by proxy even if you plan to attend the meeting. If you complete and properly sign the accompanying proxy card and return it in the enclosed reply envelope, it will be voted as you direct. If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person. Alternatively, in lieu of signing the accompanying proxy card and returning it in the enclosed reply envelope, shareholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth in the enclosed proxy card.

Beneficial owners of shares held in “street name” who wish to vote at the meeting will have to obtain a proxy from the securities broker, bank or other nominee that holds their shares. Such beneficial owners may vote their shares by telephone or the Internet if the brokers, banks or other nominees that hold their shares make those methods available. If that is the case, each broker, bank or other nominee will enclose instructions with the proxy statement.

To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, we respectfully request that you give your full title when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of an entity, or on behalf of a minor. If shares are registered in the name of more than one shareholder of record, all shareholders of record must sign the proxy card.

Can I change my vote after I return my proxy card?

Yes. After you have submitted your proxy card, you may change your vote at any time before the proxy is exercised. To do so, just send in a new proxy card with a later date or cast a new vote by telephone or over the Internet, or send a written notice of revocation to the Secretary of our Board of Directors, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, delivered before the proxy is exercised. If you attend the meeting, and want to vote in person, you may request that your previously submitted proxy not be used. Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item and how are abstentions and broker non-votes treated?

Action with respect to the election of directors will be taken by a plurality of the votes of the shares represented in person or by proxy at the annual meeting and entitled to vote. In other words, to be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors and, therefore, will not have a legal effect on such election.

For the advisory vote on the compensation of our executives, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for approval. Abstentions will have the same effect as a negative vote, and broker non-votes will not be counted in determining the number of shares necessary for approval.

What happens if I do not give specific voting instructions?

Holder of Record. If you are a holder of record and you sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on such matter with respect to your shares (that is, a “broker non-vote”). We believe that each of the proposals set forth in this proxy statement will be considered non-routine under the rules of the New York Stock Exchange (which apply to brokers), and therefore, there could be broker non-votes on such proposals.

What happens if the annual meeting is adjourned or postponed?

Your proxy will still be valid and may be voted at the adjourned or postponed meeting. You will still be able to change or revoke your proxy before it is exercised.

How can I obtain directions to attend the annual meeting?

If you need directions to be able to attend the annual meeting and vote in person, please visit our website at www.orientalfg.com or contact Anreder & Company, our investor relations firm, at (212) 532-3232 or (800) 421-1003; email: ofg@anreder.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Our by-laws provide that the Board of Directors will consist of such number of directors as fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently nine. Our articles of incorporation and by-laws also provide that the Board of Directors will be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.

Our by-laws also provide that no director shall be re-elected or nominated for re-election after attaining the age of 71. As a result, Dr. Pablo I. Altieri, whose term expires at the 2014 annual meeting of shareholders and who will turn 71 shortly thereafter, was not nominated for re-election as a director.

Our Board of Directors currently has one vacancy and is expected to have two vacancies after the 2014 annual meeting. As of the date of the mailing of this proxy statement, our Corporate Governance and Nominating Committee had not yet completed its process for identifying qualified nominees to recommend to the Board to occupy both vacancies. Consequently, only three nominees are being presented for election at this annual meeting. The Corporate Governance and Nominating Committee has retained an independent consultant to assist in the identification and consideration of candidates. Any vacancy in our Board of Directors may be filled by the remaining members of the Board in accordance with the provisions of our certificate of incorporation and by-laws.

There are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).

Juan C. Aguayo and Rafael F. Martínez have been nominated by our Board of Directors for election as directors for three-year terms expiring in 2017. Francisco Arriví has been nominated by our Board for election as director for a two-year term expiring in 2016. Set forth below is certain information with respect to each nominee.

Juan C. Aguayo, P.E., M.S.C.E., (Age 50) – Mr. Aguayo has been a director of the Company since 2004 (including terms as a director of Oriental Bank) and is the Chairperson of its Corporate Governance and Nominating Committee and a member of the Audit and Compliance Committee. He is President and Chief Executive Officer of DBM Group, LLC since 2010, a design-build-maintenance fully integrated service company for the delivery of institutional and industrial capital projects in Puerto Rico. He has served as the President and Chief Executive Officer of Structural Steel Works, Inc., Bayamón, Puerto Rico, a specialty construction company, since 2002, where he previously served as Executive Vice President and Chief Operating Officer. He is also President and CEO of Structural Steel Manufacturing, Inc., a fabricator of steel buildings and bridges since 1987, and of SSW Realty, Inc., an industrial real estate investment company, since 2002. Prior to his tenure at SSW Realty, Inc., Mr. Aguayo worked as Director of Construction & Development of Development Company of the Americas LLC, in Denver, Colorado, in charge of their projects portfolio in Mexico. He has also served on the Boards of Directors of several non-profit organizations, including the Board of Directors of the Associated General Contractors of America, Puerto Rico Chapter (1997 and 2003), and the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico (2006 to 2011).

Our Corporate Governance and Nominating Committee recommended Mr. Aguayo as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his specialized knowledge and experience, his success as a CEO in the construction and manufacturing industries, and his participation in business associations, which may be valuable towards identifying and evaluating business risks and opportunities for the Company.

Rafael F. Martínez C.P.A., C.M.C., C.V.A. (Age 65) – Mr. Martínez was appointed director of the Company and Oriental Bank by our Board in 2013. He has over 39 years of experience advising financial institutions, industrial and commercial businesses, non-profit entities and the public sector. Mr. Martínez is a certified public accountant and management consultant in private practice since 2004. Previously he was the Managing Partner of the Puerto Rico office of PricewaterhouseCoopers LLP, where he worked since 1977. From 2010 to 2012, he was a member of the Board of Directors of Banco Bilbao Vizcaya Argentaria Puerto Rico, which was acquired by the Company. From 2005 to 2009, he was a private sector member of the Board of Directors of the Government Development Bank for Puerto Rico, the Commonwealth’s fiscal agent. He chaired the Board from 2008 to 2009. From 2005 to 2007, he was a member of the Board of Directors of the former Telecomunicaciones de Puerto Rico Inc. (Puerto Rico Telephone or TELPRI). He holds a Masters in Business Administration from Columbia University, New York, New York. Mr. Martínez is a member of Puerto Rico College of Certified Public Accountants, the American Institute of Certified Public Accountants, and the American Institute of Management Consultants.

Our Corporate Governance and Nominating Committee recommended Mr. Martínez as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his professional experience in advising financial institutions and his previous experience serving on various boards of directors. Mr. Martinez’s background and experience make him highly qualified to serve on our Board and its Audit and Compliance Committee.

Francisco Arriví (Age 68) – Mr. Arriví has been a director of the Company since 1998 (including terms as a director of Oriental Bank) and is the Chairperson of its Compensation Committee and a member of its Audit and Compliance Committee. Mr. Arriví has been the President and Chief Executive Officer of Pulte International Caribbean LP, in San Juan, Puerto Rico, a subsidiary of PulteGroup, Inc. (a publicly traded company), since March 1999. He was the President and Chief Executive Officer and a director of Interstate General Properties, LP, S. E., San Juan, Puerto Rico, a subsidiary of Interstate General Company, LP, a publicly traded company, after having served as the Vice President and Chief Financial Officer from 1990 to 1995. Mr. Arriví was also Vice President and Manager of the Real Estate Department of The Chase Manhattan Bank, N. A., in San Juan, Puerto Rico, from 1985 to 1990. He served as a Director of American Communities Property Trust, San Juan, Puerto Rico, a publicly traded company, from 1998 to 1999. From August 2000 to May 2001, he served as a director of the Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He has served as a director of the Museo de Las Américas (a non-profit art museum in San Juan, Puerto Rico) since 2005. He is also a former director of the Puerto Rico Convention Center District Authority (a Puerto Rico government instrumentality).

Our Corporate Governance and Nominating Committee recommended Mr. Arriví as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company. The Board based its conclusion on his prior experience with subsidiaries of publicly traded companies, his experience as a director of two major Puerto Rico public instrumentalities, and his extensive financial and managerial expertise, which make him highly qualified to fulfill his responsibilities as a director of the Company.

If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Our Board of Directors recommends that you vote “FOR ALL” in this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to our shares of common stock beneficially owned by persons, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be beneficial owners of more than 5% of the outstanding shares. The information is based upon filings made by such persons or entities pursuant to the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class
Wellington Management Company, LLP[1] 280 Congress Street Boston, MA 02210	3,043,732	6.67%
State Street Corporation[2] State Street Financial Center One Lincoln Street Boston, MA 02111	3,038,351	6.7%
FMR LLC and Edward C. Johnson 3d3 82 Devonshire Street Boston, MA 02109	2,817,622	6.17%
Dimensional Fund Advisors LP4 Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,718,834	5.95%
BlackRock, Inc.[5] 40 East 52nd Street New York, NY 10022	2,651,123	5.8%
The Vanguard Group[6] 100 Vanguard Blvd. Malvern, PA 19355	2,530,051	5.54%

1.	The information presented is based solely on information contained in the Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2014.
2.	The information presented is based solely on information contained in the Schedule 13G filed by State Street Corporation with the SEC on February 4, 2014.
3.	The amount of shares beneficially owned is based solely on information contained in the Schedule 13G filed by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) with the SEC on February 14, 2014. As reported therein, FMR and Johnson have sole voting power with respect to 99,900 shares, and sole investment power with respect to 2,817,622 shares. Such shares include 2,504,542 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, and 2,504,542 shares owned by Fidelity Low-Priced Stock Fund, an investment company under Section 8 of the Investment Company Act of 1940 for which Fidelity acts as an investment adviser.
4.	The information presented is based solely on information contained in the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 10, 2014.
5.	The information presented is based solely on information contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 3, 2014.
6.	The information presented is based solely on information contained in the Schedule 13G filed by The Vanguard Group with the SEC on February 12, 2014.

The following tables set forth information as to the number of our shares of common stock and serial preferred stock beneficially owned as of December 31, 2013, by (i) the directors; (ii) the Chief Executive Officer, Chief Financial Officer, the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers on December 31, 2013, and a former executive officer who was among the three most highly compensated executive officers, other than the CEO and CFO, in 2013 (collectively, the “Named Executive Officers” or “NEOs”); and (iii) the directors and executive officers, including the NEOs, as a group. The information is based upon filings made by such individuals pursuant to the Exchange Act, and information furnished by each of them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)		Percent of Common Stock[1]
Directors
Julian S. Inclán	132,559	[2]	—
José Rafael Fernández	473,793	[3]	1.04%
Juan C. Aguayo	37,083	[4]	—
Pablo I. Altieri	50,001	[5]	—
Francisco Arriví	13,578	[6]	—
Rafael F. Martínez	3,311		—
Pedro Morazzani	13,700	[7]	—
José E. Rossi	169,518	[8]	—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock. This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of December 31, 2013, which is 45,676,922.
2.	This amount includes 30,700 shares as to which he has shared investment and voting power and 1,000 restricted units that are subject to a restricted period that will lapse within 60 days.
3.	This amount includes 243,486 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 6,008 shares that he owns through our 401(k)/1081.01(d) Plan, 38,000 shares held in his deferred compensation trust, and 7,026 shares owned by his immediate family.
4.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 2,000 restricted units that are subject to a restricted period that will lapse within 60 days. It also includes 9,461 shares owned by his spouse.
5.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted units that are subject to a restricted period that will lapse within 60 days.
6.	This amount includes 2,200 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,000 restricted units that are subject to a restricted period that will lapse within 60 days.
7.	This amount includes 1,000 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 2,000 restricted units that are subject to a restricted period that will lapse within 60 days.
8.	This amount includes 1,000 restricted units that are subject to a restricted period that will lapse within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)		Percent of Common Stock[1]
Named Executive Officers
José Rafael Fernández	473,793	[2]	1.04%
Ganesh Kumar	118,206	[3]	—
Norberto González	87,225	[4]	—
Ramón Rosado	3,900	[5]	—
César Ortiz	11,672	[6]	—
José Ramón González[7]	202	[8]	—
Directors and Executive Officers as a Group[9]	1,184,961		2.59%

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock. This percentage is calculated on the basis of the total number of our shares of common stock outstanding as of December 31, 2013, which is 45,676,922.
2.	This amount includes 243,486 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days. It also includes 6,008 shares that he owns through our 401(k)/1081.01(d) Plan, 38,000 shares held in his deferred compensation trust, and 7,026 shares owned by his immediate family.
3.	This amount includes 12,841 shares that he owns through our 401(k)/1081.01(d) Plan, 86,744 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days, 1,600 restricted units that are subject to a restricted period that will lapse within 60 days, and 2,800 shares held in a joint account with his spouse.
4.	This amount includes 64,884 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 1,600 restricted units that are subject to a restricted period that will lapse within 60 days. It also includes 741 shares that he owns through our 401(k)/1081.01(d) Plan.
5.	This amount includes 2,575 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 400 restricted units that are subject to a restricted period that will lapse within 60 days.
6.	This amount includes 8,750 shares that he may acquire upon the exercise of stock options that are exercisable or that will become exercisable within 60 days and 700 restricted units that are subject to a restricted period that will lapse within 60 days.
7.	Mr. José R. González resigned effective October 4, 2013.
8.	This amount includes 202 shares that he owns through our 401(k)/1081.01(d) Plan.
9.	The group consists of 14 persons including all directors, Named Executive Officers, and executive officers who are not directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Series A Preferred Stock (#)		Percent of Series A Preferred Stock[1]
Named Executive Officers
Ganesh Kumar	1,600	[2]	—
Directors and Executive Officers as a Group[3]	1,600		—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of such preferred stock.
2.	These shares are held in his deferred compensation trust.
3.	The group consists of 14 persons including all directors, Named Executive Officers, and executive officers who are not directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Series B Preferred Stock (#)		Percent of Series A Preferred Stock[1]
Directors
Francisco Arriví	440		—
Named Executive Officers
Ganesh Kumar	2,500	[2]	—
Directors and Executive Officers as a Group[3]	2,940		—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of such preferred stock.
2.	These shares are held in his deferred compensation trust.
3.	The group consists of 14 persons including all directors, Named Executive Officers, and executive officers who are not directors.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Series D Preferred Stock (#)		Percent of Series D Preferred Stock[1]

Directors
Julian S. Inclán	12,680		—
José Rafael Fernández	8,340	[2]	—
Pablo I. Altieri	2,536		—
Francisco Arriví	380		—
José E. Rossi	5,072		—
Named Executive Officers
José Rafael Fernández	8,340	[2]	—
Ganesh Kumar	13,908	[3]	—
Directors and Executive Officers as a Group[4]	56,936		—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of such preferred stock.
2.	This amount includes 6,340 shares held in his deferred compensation trust.
3.	These shares are held in his deferred compensation trust.
4.	The group consists of 14 persons including all directors, Named Executive Officers, and executive officers who are not directors.

For purposes of the foregoing tables, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which shares are deemed to be beneficially owned by a person if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote or direct the voting of the shares, and/or the power to dispose or direct the disposition of the shares, whether or not he or she has any economic interest therein. Unless otherwise indicated in the foregoing tables, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the marital community property laws of Puerto Rico. Under Rule 13d-3, a person is deemed to have beneficial ownership of any shares of common stock which he or she has a right to acquire within 60 days, including, without limitation, pursuant to the exercise of any option, warrant or right. Shares of common stock which are subject to such options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person.

INFORMATION WITH RESPECT TO CERTAIN DIRECTORS AND

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Set forth below is certain information with respect to each director whose term continues.

Directors whose terms expire in 2015

Julian S. Inclán (Age 66) – Mr. Inclán has been a director of the Company since August 2008 (including terms as a director of Oriental Bank) and is the Chairperson of its Board of Directors and the Board of Directors of our principal subsidiary, Oriental Bank. Mr. Inclán is also a member of each of the Company’s Board Committees. He previously served as a director of the Company from 1995 to 2006. He has been the President of American Paper Corporation, San Juan, Puerto Rico, a distributor of fine papers, office supplies and graphic art supplies, since September 1994. Mr. Inclán has served as Managing General Partner of Calibre, S. E., a real estate investment company, since 1991, and as President of Inclán Realty, Inc., San Juan, Puerto Rico, a real estate development company, since 1995. He is also the Managing Partner of Hamlet Associates, in San Juan, Puerto Rico, a real estate development company since 1999. He holds a Masters in Business Administration with a concentration in Finance and Economics from Columbia University, New York, NY.

Our Board of Directors concluded that he should serve as a director of the Company. The Board based its conclusion on his prior experience as a director of the Company and in managing his distribution and real estate businesses, which may assist the Company in evaluating and overseeing diverse business opportunities.

Pedro Morazzani, C.P.A., C.V.A., C.F.E. (Age 61) – Mr. Morazzani has been a director of the Company since 2006 (including terms as a director of Oriental Bank), and is the Chairperson of its Audit and Compliance Committee. Mr. Morazzani is a Certified Public Accountant, Certified Valuation Analyst and Certified Fraud Examiner. He is a partner of the accounting firm Zayas, Morazzani & Co., in San Juan, Puerto Rico. Mr. Morazzani is also the President of the Puerto Rico Chapter of the National Association of Certified Valuation Analysts. Previously, he was a Senior Manager at Peat, Marwick, Mitchell & Co. (presently known as KPMG LLP) San Juan, Puerto Rico. He also served as the President of the Peer Review Committee of the Puerto Rico Society of Certified Public Accountants. He is very active in providing litigation support, consulting, forensic, and business valuation services. As such, he has been designated by courts to serve as a commissioner and as a designated valuator. Throughout the years, he has been involved in providing specialized services, such as forensic analysis, to the Puerto Rico and United States governments, including the Office of the Commissioner of Financial Institutions of Puerto Rico and the U.S. Marshals Service. Mr. Morazzani has been an instructor at various seminars on technical matters, including business valuations of private businesses, fraud, litigation support, and audit and accounting matters.

Our Board of Directors concluded that he should serve as a director of the Company. The Board based its conclusion on his extensive accounting and financial expertise and his strong advocacy for corporate governance, ethics and fairness, which make him highly qualified to serve on the Board and its Audit and Compliance Committee.

Directors whose terms expire in 2016

José Rafael Fernández (Age 50) – Mr. Fernández has been the President and Chief Executive Officer and a director of the Company since 2004 (including terms as a director of Oriental Bank). He is also the Vice Chairperson of our Board of Directors and of the Board of Directors of Oriental Bank, and President and Chairperson of the Boards of Directors of our other subsidiaries, including Oriental Financial Services Corp., Oriental Insurance, Inc., and Caribbean Pension Consultants, Inc.

Since becoming our CEO in 2004, Mr. Fernández has focused on developing Oriental Bank’s commercial banking platform. This led to the successful acquisitions of Banco Bilbao Vizcaya Argentaria’s operations in Puerto Rico in 2012 and Eurobank in 2010, which have helped make the Company one of Puerto Rico’s leading banking and financial services companies today. Since joining the Company in 1991, Mr. Fernández has managed each of our core businesses, including playing a major role in establishing the Company’s leadership in trust and retirement services in Puerto Rico. In 2013, he was appointed President of the Puerto Rico Banker’s Association, and in 2011, he was appointed as a member of the Community Depository Institutions Advisory Council established by the Federal Reserve Bank of New York to provide information and insight from the perspective of community depository institutions.

Mr. Fernández holds a Bachelor of Science degree from the University of Notre Dame and a Masters of Business Administration from the University of Michigan. He is a member of the Business Advisory Board of the University of Notre Dame’s Mendoza Business School and of the Advisory Board of the Puerto Rico Conservation Trust. He also serves as Vice Chairperson of the Board of Trustees of Sacred Heart University in Santurce, Puerto Rico.

Our Board of Directors concluded that Mr. Fernández should serve as a director of the Company. The Board based its conclusion on his extensive knowledge and experience in our business and operations, his 29 years of experience in the financial services industry, and his instrumental role in our continued success. Under his leadership, we have achieved important business goals, including the acquisition of the Puerto Rico operations of Banco Bilbao Vizcaya Argentaria, S.A., and the acquisition of Eurobank in an FDIC-assisted transaction. As our CEO and Vice Chairperson, Mr. Fernández has consistently demonstrated an ability to exercise sound business judgment and prudent management skills. Furthermore, his active involvement in community and civic affairs represents an ethical character that we seek in our leaders and company culture.

José E. Rossi (Age 55) – Mr. Rossi has been a director of the Company since August 2008 (including terms as a director of Oriental Bank) and is a member of its Compensation Committee and Corporate Governance and Nominating Committee. He is the Chairperson of the Board of Directors and majority owner of Aireko, a multi-enterprise construction group doing business in Puerto Rico and the Caribbean since 1963. Mr. Rossi has managed civil, institutional and industrial jobs for Aireko since 1980. He has also directed the development of Aireko’s computerized estimating, cost control, and management systems. Today, he chairs the boards of three construction services companies in Puerto Rico and one in Florida. Mr. Rossi is also an officer of a metal products manufacturer and has been actively involved as an officer or director in several community and industry associations locally and abroad such as the Puerto Rico Manufacturer’s Association, the Aireko Foundation, the Associated General Contractors (Puerto Rico chapter), the Construction Cluster of Puerto Rico, and the Young Presidents Organization (Puerto Rico chapter). He is the former chair of the Puerto Rico Manufacturer’s Association, where he also previously served as vice president and director.

Our Board of Directors concluded that Mr. Rossi should serve as a director of the Company. The Board based its conclusion on his vast management experience in the construction and manufacturing industries and his participation in local business and trade associations.

Executive officers who are not directors

The following information is provided with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Company. No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).

Ganesh Kumar (Age 49) – Mr. Kumar is Executive Vice President and Chief Financial Officer responsible for corporate finance, strategic planning, accounting and financial reporting, and business analytics. In addition, he manages administrative functions, such as human resources and information technology. Previously, he served as our Chief Operating Officer and Chief Risk Officer. Before joining the Company in 2004, he was a director of consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies develop technology-enabled strategies and operational plans to meet desired results. Prior to Gartner, he was a manager at McKesson Corporation (NYSE: MCK) from 1997 to 1999; a planning and technology architect at Intercontinental Hotels Group (NYSE: IHG) from 1995 to 1997; and a consultant to financial services clients worldwide from 1986 to 1995.

Norberto González, C.P.A., J.D. (Age 55) – Mr. González is Executive Vice President and Chief Risk Officer responsible for enterprise risk management, asset and liability management, compliance, internal audit, loan review, and loss share and regulatory relationships. Previously, he served as our Chief Financial Officer. Before joining the Company in March 2003, he was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria Puerto Rico (“BBVAPR”), which was recently acquired by the Company from Spain’s second largest bank. He was Senior Vice President of Credit Administration of PonceBank (a publicly held financial institution acquired by BBVAPR in 1998) from 1992 to 1998. He started his professional career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked from 1980 to 1992, becoming a Senior Manager specializing in audit and consulting services to financial institutions. Mr. González graduated magna cum laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in Business Administration with a major in Accounting. In 2001, he earned a Juris Doctor from the University of Puerto Rico’s School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Ramón Rosado, Esq. (Age 50) – Mr. Rosado is Senior Vice President and Treasurer. Mr. Rosado has 21 years of experience in bank treasury and investment portfolio management. Prior to joining the Company in October 2010, he was the Treasurer and Chief Investment Officer of Westernbank Puerto Rico, and before that, he was Executive Vice President and Treasurer of BBVAPR. He served as a member of the Executive Committees and Asset and Liability Management Committees of both banks. Mr. Rosado has a B.S. in Finance from Georgetown University, an M.B.A. in International Business from George Washington University, and a Juris Doctor from the University of Puerto Rico. He is admitted to practice law in Puerto Rico.

César A. Ortiz, C.P.A., Esq. (Age 39) – Mr. Ortiz is Senior Vice President and Chief Accounting Officer. He was our Controller from 2010 through 2012 and our Chief Risk Officer from June 2007 through December 2009. Prior to joining the Company, he worked at Doral Financial Corporation as Chief Accounting Officer and Controller. He started his career in the financial services industry at PricewaterhouseCoopers, LLP where he attained the position of Senior Manager. Mr. Ortiz received his Bachelors Degree in Business Administration from the University of Puerto Rico in 1997 and his Juris Doctor from the Interamerican University in 2005. He is a Certified Public Accountant and is admitted to practice law in Puerto Rico. Mr. Ortiz is also a Certified Management Accountant, Certified Financial Manager and Certified Bank Auditor.

BOARD INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for listed companies.

Our Board of Directors has adopted standards and definitions to assist it in the evaluation of the independence of its members. The standards and definitions adopted by the Board describe various types of relationships that could potentially exist between a director and the Company and sets thresholds at which such relationships would be deemed to be material. If no relationship or transaction exists that would disqualify a director from being independent under such standards and definitions, and no other relationships or transactions exist of a type not specifically mentioned therein that in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such director to be independent. Such standards and definitions are available on our website at www.orientalfg.com.

Our corporate leadership structure entails a split in the roles of the Chairperson of the Board and the CEO. The position of Board Chairperson is held by Mr. Inclán, an independent director, whereas the position of CEO is held by Mr. Fernández. We believe that the separation of the Chairperson and CEO positions is the most appropriate structure for us at this time because it (i) promotes a balance of power; (ii) provides a more effective channel for our

Board of Directors to express its views on management; (iii) provides our CEO with more independent guidance and feedback on his performance; and (iv) allows our Board of Directors to more effectively monitor corporate governance, risk oversight, and fulfill regulatory requirements. Moreover, such split allows our CEO to focus on leading the Company, while our Chairperson can focus on leading the Board.

In order to align the interests of our directors and top executives with our shareholders, the Board adopted the Officers and Directors Stock Ownership Policy. Pursuant to such policy, our directors are required to hold common and preferred stock of the Company with a total value that is not less than four times their annual cash compensation.

Our Board of Directors, the Audit and Compliance Committee, the Compensation Committee and management’s Asset and Liability Management Committee (the “ALCO Committee”), Executive Credit Committee and Risk Management and Compliance Committee, are actively involved in overseeing the management of the risks involved in our business and operations. However, the Board ultimately determines the level of risk that is acceptable for the Company within general guidelines and regulatory requirements. The Board considers that effective risk management is a fundamental part of good management practice and is committed to maintaining sound risk management systems. To this end, the Board is responsible for adopting several risk policies and reviewing the effectiveness of our risk management program. In order to appropriately discharge their risk oversight functions, the Board, the Audit and Compliance Committee, and the Compensation Committee have access to senior management and the right to consult with and retain independent legal and other advisors at our expense pursuant to our Corporate Governance Principles and Guidelines. The Board and the Audit and Compliance Committee also regularly meet with and receive written reports from senior management, including our Chief Risk Officer and Internal Audit Department, who evaluate significant risk exposures and contribute to our risk management and internal control system. The Compensation Committee assists the Board in ensuring that our compensation program encourages decision-making that is in the best long-term interest of the Company and its shareholders as a whole, and does not encourage excessive or inappropriate risk-taking. Moreover, the ALCO Committee has responsibility for overseeing the management of our assets and liabilities to balance our risk exposures. Its principal objective is to enhance profitability while maintaining appropriate levels of liquidity and interest rate risks. The Executive Credit Committee has responsibility for setting strategies to achieve our credit risk goals and objectives in accordance with the credit policy approved by our Board of Directors. The Risk Management and Compliance Committee has responsibility for the implementation of our risk management program. In sum, all such committees assist and report to the Board in connection with the monitoring and oversight of certain risks and/or the implementation of the policies and objectives adopted by the Board.

BOARD MEETINGS

Our Board of Directors held twelve meetings in 2013. No incumbent director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings of Board committees in which he served in that year. Board members are required to attend our annual meeting of shareholders. All Board members then in office attended last year’s annual meeting of shareholders, except for Pablo I. Altieri who was excused.

EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS

Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Company) to promote open discussions and better communication among such directors concerning our CEO’s performance. Julian S. Inclán, the Chairperson of the Board, has been chosen to preside at such meetings.

BOARD COMMITTEES

Our Board of Directors has three standing committees: the Audit and Compliance Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

The Audit and Compliance Committee assists our Board of Directors in its oversight of our financial reporting process, internal controls, and legal and regulatory compliance, and meets regularly without management’s presence. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or to the public; (b) our systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that management and our Board of Directors have established; and (c) our auditing, accounting, and financial reporting processes generally. The members of this committee are Pedro Morazzani, Chairperson, Francisco Arriví, Rafael F. Martínez, and Julian S. Inclán. Our Board of Directors has determined that each member of this committee is financially literate or has accounting or related financial management expertise, and that Pedro Morazzani is the “audit committee financial expert,” as such term is defined in Item 407(d)(5) of U.S. Securities and Exchange Commission (“SEC”) Regulation S-K. It met eleven times in 2013.

The Audit and Compliance Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. All of its members are independent directors as required by the NYSE and the SEC.

The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers, and meets regularly without management’s presence. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; (b) evaluating the CEO’s performance in light of those goals and objectives; (c) making recommendations to our Board of Directors with respect to CEO, director, and executive officer compensation, incentive and equity-based compensation plans; (d) producing a committee report on executive compensation; and (e) conducting an annual performance evaluation of itself. This committee also administers our equity-based compensation plan and is given absolute discretion to, among other things, construe and interpret the plan; to prescribe, amend and rescind rules and regulations relating to the plan; to select the persons to whom plan awards will be given; to determine the number of shares subject to each plan award; and to determine the terms and conditions to which each plan award is subject. The members of this committee are Francisco Arriví, Chairperson, José E. Rossi, Pablo I. Altieri and Julian Inclán. It met five times in 2013.

The Compensation Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. All of its members are independent directors as required by the NYSE.

The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to us that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this committee; and (e) overseeing the evaluation of the Board and management. It meets regularly without management’s presence. The members of this committee are Juan Carlos Aguayo, Chairperson, José E. Rossi, Pablo I. Altieri and Julian S. Inclán. It met three times in 2013.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com. All of its members are independent directors as required by the NYSE.

Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on our Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by shareholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors, management, or independent consultants. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The committee will consider potential nominees by management, shareholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.

Pursuant to its charter, the Corporate Governance and Nominating Committee considers diversity, among other factors such as competencies, experience, age and other appropriate qualities, to determine which candidates it recommends to our Board of Directors for approval as nominees. The committee focuses mainly on achieving a balance of experience on the Board that represents a cross-section of the local community, including directors with experience in the public and private sector, experience in the medical, legal and accounting professions, and experience in a variety of industries relevant to our business needs. To achieve such balance, the committee annually updates and reviews a Board skills matrix to determine any shortcomings in the diversity and competencies of the Board and to assist in identifying nominees for directors that have the skills and knowledge to strengthen the Board.

CORPORATE GOVERNANCE PRINCIPLES AND GUIDELINES

We have adopted a set of Corporate Governance Principles and Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance shareholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. It consists of basic and general standards of business as well as personal conduct. The Corporate Governance Principles and Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalfg.com.

Any shareholder who desires to contact our Board of Directors or any of its members may do so by writing to: Chairperson of the Board, OFG Bancorp, P.O. Box 195145, San Juan, Puerto Rico 00919-5145. Alternatively, any interested party, including, without limitation, shareholders and employees, may communicate directly with the independent members of the Board or report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters. Any such interested party may direct his or her written communication or report, anonymously, to the Chairperson of the Audit and Compliance Committee. The mailing, postage prepaid, should be marked “confidential” and addressed as follows:

Chairperson of Audit and Compliance	or	Chairperson of Audit and Compliance Committee
Committee		OFG Bancorp
OFG Bancorp		Oriental Center
P.O. Box 195145		254 Muñoz Rivera Avenue, 8th Floor
San Juan, Puerto Rico 00919-5145		San Juan, Puerto Rico 00918

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to have a separate non-binding shareholder vote to approve the compensation of our Named Executive Officers at least once every three years. This is commonly known as a “say-on-pay” vote. At the annual meeting of shareholders held in 2011, a majority of our shareholders voted in favor of holding the say-on-pay vote every year. As previously disclosed, the Company has decided to hold such vote every year until the next shareholder advisory vote on the frequency of future advisory votes on executive compensation.

We have in place a comprehensive executive compensation program under the oversight of the Compensation Committee of our Board of Directors. Our program is described under the heading “Compensation Discussion and Analysis” and in the tabular and narrative disclosures related to Named Executive Officers in this proxy statement. The Compensation Committee continually monitors the program as well as general economic, regulatory and legislative developments affecting executive compensation.

Our executive compensation program is intended to reward achievements of individual and business performance objectives, and to align such objectives with our corporate governance principles and the creation of shareholder value. Our main objective is to attract and retain the most talented and effective executive team for the Company by providing an appropriate mix of fixed versus variable compensation while emphasizing pay-for-performance in accordance with our short and long term goals. We will continue to pursue compensation arrangements that are intended to align the financial interests of our executives with the long-term interests of our shareholders.

This proposal gives you the opportunity to vote for or against, or abstain from voting on, the following resolution related to the compensation of our Named Executive Officers:

RESOLVED, that the compensation paid to the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Since your vote is advisory, it is not binding on the Company or our Board of Directors, and may not be construed as overruling any of our executive compensation decisions. However, our Board of Directors and its Compensation Committee may take into account the voting results when considering future compensation arrangements.

Our Board of Directors recommends that you vote “FOR” this proposal.

INDEPENDENT AUDITOR

KPMG LLP (“KPMG”) served as our independent registered public accounting firm for the year ended December 31, 2013. The services that KPMG provided to the Company and its subsidiaries included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of some of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.

The Audit and Compliance Committee reviewed and approved all audit and non-audit services rendered by KPMG to the Company and its subsidiaries, and concluded that the provision of such services was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The Audit and Compliance Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalfg.com. The Audit and Compliance Committee intends to review such policy periodically.

KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions that may arise.

The aggregate fees billed by KPMG for the years ended December 31, 2013 and 2012 for the various services provided to the Company and its subsidiaries were as follows:

Type of Fees	Year Ended December 31, 2013 ($)	Year Ended December 31, 2012 ($)

Audit Fees	2,427,025	886,500
Audit-Related Fees	—	14,792
Tax Fees	126,619	62,000
All Other Fees	1,650	204,138	[1]

	2,555,294	1,167,430

1.	This amount represents fees for services rendered in connection with our registered common and preferred stock offerings of 2012, and fees paid in connection with the filing of registration statements on Form S-1, and the pre-effective amendments to such registration statements.

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting, and review of financial statements included on our Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements, and consisted of employee benefit plan audits, accounting consultations, and services rendered in connection with a report required by the shared-loss agreements with the FDIC; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

The Audit and Compliance Committee of our Board of Directors intends to request proposals from several firms in connection with the selection of our independent registered public accounting firm for the year ending December 31, 2014, and therefore, has not yet selected such firm.

COMPENSATION RISK ASSESSMENT

We believe that our approach to setting goals and targets with payouts at multiple levels of performance and the evaluation of annual performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation program reflect sound risk management practices, such as our Compensation Recoupment Policy and Directors and Officers Stock Ownership Policy, which are described below under the heading “Compensation Discussion and Analysis.” We allocate compensation among base salary and incentive compensation (bonus and equity awards) to target opportunities in such a way as to not encourage excessive risk-taking. Furthermore, although the performance measures that determine bonus and equity awards for certain business unit leaders are based in part on the achievements of their respective business units, the measures that determine payouts for all of our executives include company-wide metrics. Such metrics are given greater weight in the case of NEOs. This is based on our belief that applying company-wide metrics encourages decision-making that is consistent with our philosophy and that is in the best long-term interests of the Company and its shareholders as a whole. Moreover, the mix of equity awards in our incentive program that includes full value awards, such as restricted stock units, and the minimum stock ownership requirements applicable to our top executives also mitigate risk. Finally, the multi-year vesting of our equity awards properly accounts for the time horizon of risk.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are guided by the principle that our compensation program must not only promote our long-term success, but also provide significant rewards for outstanding financial performance while establishing clear consequences for under-performance. To this end, each element of compensation takes into account not only our competitive position and goals, but also each executive’s individual performance, commitment and achievements.

Compensation Philosophy and Objectives

The compensation program for our executives, including our Named Executive Officers, is intended to reward achievements of individual and business performance objectives, and align such objectives with our corporate governance principles and the creation of shareholder value. It is also intended to attract and retain the most talented and effective executive team for us. Accordingly, the main objectives of our compensation program are to:

•	Attract and retain seasoned executives;

•	Reward superior performance and risk management at competitive levels;

•	Promote teamwork and collaboration;

•	Create long-term financial incentives; and

•	Increase stock ownership.

Our general philosophy for setting executive compensation is to increase base salary only in the case of promotions or as necessary in light of compensation data for comparable positions at peer group companies. Furthermore, a significant component of our compensation program for executives, including the NEOs, is incentive (variable) compensation that is tied to financial, operational and strategic results. Therefore, such compensation may vary depending on the level of achievement of specific performance measures linked to our business goals.

The Compensation Committee of our Board of Directors plays a key role in the development of our compensation program. It consists entirely of independent directors and operates under a written charter approved by our Board of Directors, which is publicly available at www.orientalfg.com. Each meeting of the Compensation Committee has an agenda established in accordance with an annual calendar set by its Chairperson in consultation with the Chairperson of the Board, senior management and the committee members. Additional discussion topics related to external or internal events are added to the agenda from time to time as necessary. The Compensation Committee receives and reviews materials in advance of each meeting, including information on management’s analyses and recommendations. As appropriate, it looks to our senior management and our Human Resources and Internal Audit Departments for support in its work. Our senior management has considered in making its recommendations, among other information, an industry compensation and benefits studies sponsored by the Puerto Rico Bankers Association and prepared by a compensation consultant. While the Compensation Committee values input and advice from these and other sources, it meets from time to time in executive sessions without the presence of management and exercises its independent judgment in reaching its decisions.

We are cognizant of our competitive environment for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico. In evaluating our compensation program and authorizing bonus or equity grants under this program, the Compensation Committee takes into account several factors, including the total compensation package, individual and business performance, risk management, total compensation-related expense, and percentage of income allocated to compensation-related costs.

2013 Advisory Vote on Executive Compensation

At the 2013 annual meeting of shareholders, our shareholders expressed their continued support of our executive compensation program by approving the compensation of NEOs. More than 98% of the votes cast supported our executive compensation program. Following the advisory vote, we continue to believe that our executive compensation program is designed to support the Company and our business strategies in concert with our compensation philosophies and objectives.

Elements of Compensation

To assure the appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance, we have established four basic elements for our executive compensation program: base salary, annual cash bonus awards, long-term equity-based compensation, and change-in-control compensation. It is the Compensation Committee’s intention that the compensation paid to our NEOs be deductible by the Company for Puerto Rico income tax purposes, unless there are valid compensatory reasons for paying nondeductible amounts in order to ensure competitive levels of total compensation.

Base Salary. Base salary is generally designed to be competitive with comparable executive positions in peer group companies in the U.S. and Puerto Rico. However, each executive’s actual salary varies based on the complexity and unique challenges of his or her position, individual skills, experience, background and performance. Survey data for corporate executive salaries in Puerto Rico is also taken into consideration in determining any periodic increases. Base salaries for NEOs are reviewed at least annually by the Compensation Committee.

Annual Cash Bonus Awards. Our annual cash bonus awards reflect a combination of two key elements: level of attainment of business performance targets and individual performance ratings. Business performance targets consist of company and business unit targets based on annual performance goals approved by the Compensation Committee. We maintain performance scorecards for measuring financial, operational and strategic results to determine the level of attainment of our annual performance goals, and assign a weight to each performance measure, with the sum of the weights equal to 100%. Each executive’s performance bonus is based on one or more of the corporate scorecard and the business unit scorecards applicable to the executive. Individual performance evaluations are also considered for our Senior Vice Presidents. A minimum rating on the individual performance evaluations is always required to be eligible for any annual cash bonus. Each target bonus is expressed as a percentage of the executive’s base salary. We may also grant additional special bonuses from time to time to executives in recognition of extraordinary contributions that may not be reflected in the results of their scorecards.

The annual cash bonus award for our Chief Executive Officer is based solely on the results of our corporate scorecard. For our other Executive Vice Presidents, it is based on a combination of the corporate scorecard and the scorecard results of one or more business units. In addition to the corporate and business unit scorecards, the annual cash bonuses for our Senior Vice Presidents take into account the results of their individual performance evaluations.

Long-Term Incentive Compensation. Our long-term incentives are designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on multi-year performance goals that will enhance the value of our franchise and capital stock. Such incentives are also designed to retain key executives, reward risk management, and link executive performance to the creation of franchise and shareholder value. Pursuant to our Officers and Directors Stock Ownership Policy, we require our NEOs (among other officers) to own a minimum amount of our common and preferred stock equal to four times annual base salary in the case of our CEO, three times annual base salary in the case of certain executive officers, including our CFO and Chief Risk Officer, and two times annual base salary in the case of other key officers, including our Chief Accounting Officer and Treasurer. We believe that this policy further aligns their interest with that of our shareholders. Furthermore, our equity awards have long-term vesting and restricted periods of three to five years.

Our Omnibus Plan, an equity based performance incentive plan, provides for awards of stock options, restricted shares, restricted stock units, performance shares, performance units, stock appreciation rights, and dividend equivalent rights. The Compensation Committee has discretion to grant awards from time to time under the Omnibus Plan, to determine the eligible individuals to whom awards will be granted, and to establish the terms and conditions of each award. Moreover, the Compensation Committee has approved the establishment of performance metrics in connection with the issuance of equity awards. The Company expects the performance metrics to be determined and taken into consideration for the equity awards to be granted to our executives for their performance in 2013. We believe that the Omnibus Plan reflects current trends at peer group companies and that it strengthens the link between executive performance and shareholder value.

Change-in-Control Compensation. An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success. Therefore, to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the Company, we have entered into a change-in-control compensation agreement with our CEO, CFO and Chief Risk Officer pursuant to which the executive is entitled to a cash payment equal to two times the sum of his or her annual base salary and last cash bonus if there is a change in control and as a result thereof or within one year thereafter his or her employment is terminated.

Fringe Benefits and Allowances. We provide several fringe benefits, including a defined contribution plan and healthcare coverage, to our NEOs. These benefits do not constitute a significant portion of the NEOs’ total compensation package and are generally available to all of our employees. We also offer our NEOs a non-qualified deferred compensation plan for the deferral of taxable income and certain allowances, including car allowance. Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation. Our non-qualified deferred compensation plan is more fully described on page 32 hereof. We provide these benefits to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their officers and employees. Such benefits and allowances are reviewed annually by the Compensation Committee.

Compensation Recoupment. Our Compensation Recoupment Policy, adopted in anticipation of the proposal and implementation of new SEC regulations and NYSE listing standards pursuant to the Dodd-Frank Act, requires that our top executives, who received incentive-based compensation (e.g., bonus, annual incentive or other performance-based cash or equity compensation awards) in the three-year period prior to a restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the applicable securities laws, return to the Company the amount of such compensation that the executive would not have received but for the misstated financial statements. It is anticipated that this policy may need to be amended in order to conform to the listing standards to be adopted by the NYSE.

Determination of Compensation Decisions

Our decision-making process for determining executive compensation begins with a review of our strategic objectives and business plans. We then consider the scope of responsibilities of each executive, the compensation of similar executives at peer group companies, and the relationship between pay and performance. We further evaluate whether our compensation program meets our goals by monitoring the performance and retention of our executives.

The Compensation Committee is responsible for establishing our compensation program and for making recommendations to our Board of Directors with respect to the compensation of our CEO. In order for the Compensation Committee to perform its functions, the following process for determining executive compensation is followed:

Determining Goals. Prior to the beginning of the year, senior executives and department or division heads meet and discuss goals for the Company in the upcoming year. At the beginning of such year, the Board reviews and approves an annual budget for the Company as a whole and for its banking subsidiary. The Compensation Committee then reviews and assesses performance goals presented by management and determines the structure of the annual bonus awards. These goals include minimum performance thresholds that must be met to earn any bonus awards, as well as performance levels required to achieve maximum payouts. Performance goals are established for each department or division of the Company and for certain executives.

The establishment of performance goals and the review of the level of achievement of such goals play an essential role in the determination of performance awards. On a quarterly basis during the course of the year, senior management and our Board of Directors review our actual financial performance against the goals set for the year. In addition, our Board of Directors receives quarterly reports detailing our actual financial performance compared to these goals. Such reports are discussed in the corresponding Board meetings.

Determining Executive Compensation. Our method of determining compensation for each NEO varies from case to case based on a discretionary but objective determination of what is appropriate in light of several factors, such as the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance, skills and experience. Our Board of Directors and its Compensation Committee may also take into account other relevant factors in making compensation decisions or recommendations for NEOs, including salary data for comparable positions at peer group companies in Puerto Rico and the U.S., and compensation levels at the Company.

On a quarterly basis, department or division heads assess their progress against the goals set for the year and at the end of the year evaluate their results. These self-assessments are reviewed by the CEO who together with our Human Resources Department undertakes an evaluation of each executive’s performance based, in part, on objective measures set forth in the performance scorecard. The CEO considers the financial performance of the Company, the performance of each department or division, and the individual performance of each executive relative to the goals set for the year. In the interest of fairness, he may also recommend subjective or non-formulaic factors for consideration by the Compensation Committee.

The Compensation Committee annually reviews the performance evaluations of each executive and evaluates the compensatory recommendations provided by our management. Although the Compensation Committee is not obligated to follow any specific recommendation or formula, it generally takes the same formula-based approach in making its own decisions. At different times throughout the year, upon the recommendation of the CEO or otherwise, the Compensation Committee may grant equity awards to executives and/or directors.

Determining CEO Compensation. The Board approves the compensation of the CEO. His compensation level is guided by the terms of his 2013 Employment Agreement. As provided therein, the Compensation Committee has discretion to increase his salary after the first year, and his target performance bonus under our annual bonus plan is set at 70% of his base salary.

In conducting its annual evaluation of the CEO’s performance, the Compensation Committee considers the CEO’s contributions to the overall performance of the Company, including his personal attributes and merits. It also reviews our key operating results along with the accomplishment of our key strategic initiatives and considers the standard of living in San Juan, Puerto Rico, where our main offices are located. As part of this process, the Compensation Committee reviews all relevant information or data, including the results of our CEO’s performance scorecard and compensation levels for chief executive officers at peer group companies. Furthermore, the Chairmen of our Board of Directors and Compensation Committee meet periodically with our CEO to discuss his performance. The progress results of these meetings are reported to our Board of Directors. The CEO does not participate in any decision regarding his compensation. Upon completing its evaluation of the CEO’s compensation, the Compensation Committee submits its recommendations to our Board of Directors at its next regularly scheduled meeting.

Compensation Consultant

In 2013, pursuant to a request for proposals to which two consulting firms responded, our Compensation Committee engaged an independent compensation consultant to review the financial terms proposed for the 2013 Employment Agreement with our CEO and prepare a comparison of such terms with CEOs in comparable positions at peer financial institutions. It was also engaged to perform an evaluation of our compensation system for our key executives, including a comparison of our compensation practices with comparable positions at peer financial institutions, and to develop a compensation framework for such executives that reflects our desired emphasis on incentive pay for performance, our transformational business strategy and organizational structure, and our unique labor market for executive talent.

Analysis of Compensation Decisions

After extensive consideration by our Compensation Committee with the assistance of the independent compensation consultant, which took into account a competitive review of peer banks, shareholder preferences, regulatory guides on best practices, and our compensation philosophy and objectives, our Compensation Committee adjusted the compensation package of our CEO, CFO, Chief Risk Officer, and Senior Executive Vice President by increasing their base salaries and decreasing their target cash bonus percentages effective July 1, 2013. The base salaries of our Chief Accounting Officer and Treasurer were increased for 2013 in recognition of their individual performance.

In order to determine each NEO’s performance bonus, the target cash bonus percentage is multiplied by the executive’s base salary, which then is multiplied by the result of his performance scorecard. Our Internal Audit Department verifies the accuracy of such results.

The table below shows the target cash bonus percentages for the NEOs in 2013.

Name	2013
	Target Bonus %	Performance Score[1]	Performance Bonus ($)[1]	OtherBonus ($)[2]
José Rafael Fernández	70%	94.23	570,600	—

Ganesh Kumar	60%	92.42	263,500	—

Norberto González	50%	95.75	179,600	—

Ramón Rosado	30%	90.89	65,900	—

César Ortiz	28%	92.37	61,500	—

1.	For purposes of this table, the performance score was rounded to the nearest hundredth and the performance bonus is rounded up to the next hundred dollars.

The table below presents our company-wide metrics for measuring performance on our corporate scorecard, including the weight of each metric and the percent of achievement of the target amount.

Performance Measure	Weight	% of Target

Earnings per Share (Diluted)	20	142.58%

Income Before Taxes	15	82.14%

Fee Income	20	88.82%

Non-Interest Expense	15	101.38%

Loan Book Balance Plus Customer Deposits	15	98.79%

Risk Management Scorecard	15	98.02%

The Compensation Committee also approved equity awards to the NEOs for performance in 2013 as follows:

Name	Restricted Units	Stock Options
		Amount	Exercise Price ($)

José R. Fernández	—	52,300	16.10

Ganesh Kumar	1,200	27,100	16.10

Norberto González	1,200	27,100	16.10

Ramón Rosado	600	6,000	16.10

César Ortiz	600	6,000	16.10

The Compensation Committee decided to grant such awards to continue its policy of providing long-term financial incentives and increasing stock ownership among our executives to align their interests with our shareholders. The actual amount awarded to such NEOs was based on their percentage targets for cash bonus awards. In making these awards, the Compensation Committee expects to continue to maintain our ability to retain key executives. Each award is subject to service conditions that must be met by the executive in order for the award to vest. Generally, each award has a vesting schedule of three to five years.

We have entered into a change in control compensation agreement with our CEO, CFO and Chief Risk Officer. The following table presents the estimated cash compensation under their respective change-in-control compensation agreements based on their salaries and bonuses for 2013. No such payout has been required to date under any such agreement by the Company.

Name	Change-in-Control Cash Compensation ($)

José Rafael Fernández	2,433,124

Ganesh Kumar	1,314,500

Norberto González	1,064,200

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Risk Assessment and the Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Risk Assessment and the CD&A be included in this proxy statement.

Submitted by:

Francisco Arriví, Chairperson
José E. Rossi
Pablo I. Altieri
Julian S. Inclán

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries, nor did any of them have any relationship with the Company requiring disclosure under Item 404 of Regulation S-K of the SEC. None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of its Compensation Committee at any time during 2013.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned in each of the last three years by the Named Executive Officers.

Summary Compensation Table

Name	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]		Option Awards ($)[3]		Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($)		Total ($)

José Rafael Fernández President & Chief Executive Officer	2013	645,962	—	617,292	[5]	217,327		570,600	86,583	[6]	2,137,764
	2012	509,615	100,000	76,895		244,690		630,200	68,674		1,630,074
	2011	500,000	—	—	[7]	—	[7]	763,300	68,710		1,332,010

Ganesh Kumar Executive Vice President & Chief Financial Officer	2013	393,750	—	191,664	[8]	151,416		263,500	77,139	[9]	1,077,469
	2012	318,510	—	43,771		136,420		222,700	72,424		793,825
	2011	312,500	70,000	61,096		18,912		180,000	60,460		702,968

Norberto González Executive Vice President & Chief Risk Officer	2013	352,500	—	37,752		121,133		179,600	37,924	[10]	728,909
	2012	336,346	—	43,771		136,420		195,600	37,924		750,061
	2011	300,000	25,000	61,096		18,912		185,800	37,960		628,768

Ramón Rosado Senior Vice President & Treasurer	2013	241,578	—	45,012		51,066		65,900	1,092		404,648
	2012	237,927	—	9,464		29,774		67,500	1,092		345,757
	2011	225,000	15,000	—		—		66,400	1,128		307,528

Cesar Ortiz Senior Vice President & Chief Accounting Officer	2013	227,508	—	8,712		26,720		61,500	15,421	[11]	339,861
	2012	226,247	—	9,464		29,774		70,100	11,924		347,509
	2011	213,955	12,000	8,274		37,944		59,500	11,960		343,633

José Ramón González[12] Senior Executive Vice President of Banking & Financial Services	2013	347,981	—	46,464		151,416		—	16,474	[13]	562,335
	2012	407,692	100,000	43,771		136,420		241,700	16,924		946,507
	2011	400,000	70,000	—		—		213,900	1,960		685,860

1.	All of the Company’s employees, including each NEO, received an additional week of compensation in advance of schedule on December 28, 2012 in order to align the Company’s payroll schedule with that of the acquired Puerto Rico operations of Banco Bilbao Vizcaya Argentaria, S.A. (“BBVAPR”).
2.	These amounts represent bonuses awarded in recognition of outstanding individual performance. The bonuses awarded in 2012 are for the executives’ outstanding performance in connection with the successful acquisition of BBVAPR.
3.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions that we made in the valuation of the option awards, please refer to the notes to our audited financial statements.
4.	The non-equity incentive plan payments for each year were made in the first quarter of the following year and intended as compensation for performance of the NEOs during the previous year, except for $600 advanced in the last quarter of the applicable year as a Christmas bonus.
5.	This amount includes the value of 30,000 restricted units granted pursuant to his 2013 Employment Agreement.
6.	This amount represents $57,500 for reasonable personal expenses in the performance of his duties, $15,000 for car allowance, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of life insurance premiums.
7.	In consideration for the equity awards received upon the execution of his 2010 Employment Agreement, Mr. Fernández waived his right to receive any equity awards for 2010 under his 2007 Employment Agreement and, therefore, did not receive equity awards in 2011.
8.	In recognition of his outstanding performance in connection with the successful acquisition of BBVAPR, Mr. Kumar received a one-time special award of 10,000 additional restricted units.
9.	This amount represents $42,750 for living expense allowance, $27,750 for reasonable personal expenses in the performance of his duties, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of life insurance premiums.
10.	This amount represents $18,461 for reasonable personal expenses in the performance of his duties, $17,539 for car allowance, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of life insurance premiums.
11.	This amount represents $10,000 for car allowance, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of life insurance premiums.
12.	Mr. José R. González resigned effective October 4, 2013.
13.	This amount represents $14,386 for reasonable personal expenses in the performance of his duties, our matching contribution pursuant to our 401(k)/1081.01(d) Plan and the payment of life insurance premiums.

2013 Employment Agreement

José Rafael Fernández entered into a three-year employment agreement with the Company on August 22, 2013 (the “2013 Employment Agreement”). Mr. Fernández is our President and Chief Executive Officer and the Vice Chairperson of our Board of Directors. The 2013 Employment Agreement is effective as of July 1, 2013, and replaced the employment agreement, dated December 3, 2010 (the “2010 Employment Agreement”), between the Company and Mr. Fernández.

As provided in the 2013 Employment Agreement, Mr. Fernández reports directly to our Board of Directors and has overall responsibility for the business and affairs of the Company. During the term of the 2013 Employment Agreement and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him its Vice Chairperson. He is compensated as follows: (i) annual base salary of $865,000, which may be increased by the Compensation Committee of our Board of Directors after the first year; (ii) annual performance bonus based on an annual target bonus of 70% of his annual base salary under our non-equity incentive bonus plan; (iii) annual allowance of $85,000 for the payment of his car-related expenses, membership expenses for social, business and professional organizations, and any other expenses which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (iv) the renewal for an additional 10-year term of his existing life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (v) an award of 30,000 restricted stock units of the Company pursuant to the Omnibus Plan upon the execution of the 2013 Employment Agreement; and (vi) additional equity incentive awards under the Omnibus Plan of up to 85% of his annual base salary at the discretion of the Compensation Committee.

The 2013 Employment Agreement may be terminated by our Board of Directors for “just cause” (as defined therein). In the event it is terminated for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the 2013 Employment Agreement is terminated by our Board of Directors other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the 2013 Employment Agreement for “good reason” (as defined therein), the Company will be required to pay him as severance, in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary, bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), expense allowance, and equity awards (equal to the average of the aggregate grant date fair value of the equity awards granted to him in the last two fiscal years prior to the termination date), multiplied by (b) three.

Change-in-Control Compensation Agreements

We have entered into Change-in-Control Compensation Agreements with José Rafael Fernández, Ganesh Kumar and Norberto González. Each agreement remains in full force as long as the person is employed by us.

Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the Company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his or her employment.

For purposes thereof, a change in control is deemed to have occurred if (i) any person or entity (including a group) acquires direct or indirect ownership of 50% or more of the combined voting power of the Company’s then outstanding common stock as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the surviving corporation (other than a merger in which the holders of the Company’s common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets to an entity which is not a wholly-owned subsidiary of the Company.

Life Insurance

We provide each of our NEOs with a life insurance policy, which in the event of death would pay his heirs or beneficiaries up to a maximum of $700,000 or, if the NEO qualifies, $1,000,000. We also provide our CEO with an additional key man life insurance policy, which in the event of his death would pay $3 million to his heirs or beneficiaries and $10 million to the Company.

401(k)/1081.01(d) Plan

All of the Company’s employees, including the employees of its subsidiaries, are eligible to participate in our cash or deferred arrangement profit sharing plan (the “401(k)/1081.01(d) Plan”). The 401(k)/1081.01(d) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1081.01(a) and 1081.01(d) of the Puerto Rico Internal Revenue Code of 2011, as amended (the “Puerto Rico Internal Revenue Code”). The 401(k)/1081.01(d) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of common stock of the Company. Contributions made through payroll deductions not in excess of a specified amount may be accumulated per year as before-tax savings. At the beginning of 2013, the Company contributed 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution was invested in shares of common stock of the Company. In 2013, the Company contributed 7,318 shares of common stock to the 401(k)/1081.01(d) Plan valued at approximately $126,894 as of December 31, 2013. Effective February 24, 2013, the Company changed its matching contribution to 50% of the employee’s contribution up to a maximum employee contribution for matching purposes of 4% of the employee’s salary. The matching contribution allocated in the employee’s account in accordance with the employee’s election, which may, but is no longer required to, be shares of common stock of the Company.

Grants of Plan-Based Awards

The following table presents information concerning each grant of an award under the Omnibus Plan made to the Named Executive Officers in 2013, except for the non-equity incentive awards, which reflect cash incentives pursuant to our annual bonus plan.

		Estimated Possible Payouts under Non- Equity Incentive Plan Awards[1]			Number of Shares of Stock	Number of Securities	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Underlying Options (#)	Awards ($/Sh)	Awards ($)[2]

José Rafael Fernández	—	423,850	605,500	756,875	—	—	—	—
	01/22/2013	—	—	—	4,600	—	—	66,792
	01/22/2013	—	—	—	—	36,600	14.52	217,327
	08/22/2013	—	—	—	30,000	—	—	550,500

Ganesh Kumar	—	199,500	285,000	356,250	—	—	—	—
	01/22/2013	—	—	—	13,200	—	—	191,664
	01/22/2013	—	—	—	—	25,500	14.52	151,416

Norberto González	—	131,250	187,500	234,375	—	—	—	—
	01/22/2013	—	—	—	2,600	—	—	37,752
	01/22/2013	—	—	—	—	20,400	14.52	121,133

Ramón Rosado	—	50,738	72,482	90,603	—	—	—	—
	01/22/2013	—	—	—	3,100	—	—	45,012
	01/22/2013	—	—	—	—	8,600	14.52	51,066

César Ortiz	—	44,595	63,708	79,635	—	—	—	—
	01/22/2013	—	—	—	600	—	—	8,712
	01/22/2013	—	—	—	—	4,500	14.52	26,720

José Ramón González[3]	01/22/2013	—	—	—	3,200	—	—	46,464
	01/22/2013	—	—	—	—	25,500	14.52	151,416

1.	The “Threshold” column assumes that the executive meets the minimum performance threshold of 70 for each metric in his or her scorecard, the “Target” column assumes a performance score of 100, and the “Maximum” column assumes a maximum performance score of 125.
2.	Grant date fair value of awards computed in accordance with FASB ASC Topic 718.
3.	Mr. José R. González resigned effective October 4, 2013.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning unexercised stock options of each Named Executive Officer outstanding as of December 31, 2013.

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

José Rafael Fernández	22,000 22,000 40,000 20,000 20,000 30,000 4,411 15,850 50,000 — —	— — — — — — 1,471 15,850 50,000 45,200 36,600	[1] [2] [3] [4] [5]	24.273 27.364 15.110 12.360 12.950 12.490 8.280 11.500 11.950 11.830 14.520	07/01/2014 11/29/2014 07/01/2015 01/01/2016 06/22/2017 10/31/2017 04/28/2019 01/18/2020 12/03/2020 02/23/2022 01/22/2023
Total	224,261	149,121

Ganesh Kumar	22,000 20,000 25,000 1,119 5,050 2,375 — —	— — — 374 5,050 7,125 25,200 25,500	[1] [2] [6] [4] [5]	23.745 27.800 12.050 8.280 11.500 11.820 11.830 14.520	01/27/2014 01/12/2015 06/22/2017 04/28/2019 01/18/2020 01/21/2021 02/23/2022 01/22/2023
Total	75,544	63,249

Norberto González	16,500 25,000 5,500 — 4,309 2,375 — —	— — — 374 5,050 7,125 25,200 20,400	[1] [2] [6] [4] [5]	23.745 12.050 21.860 8.280 11.500 11.820 11.830 14.520	01/27/2014 06/22/2017 03/19/2018 04/28/2019 01/18/2020 01/21/2021 02/23/2022 01/22/2023
Total	53,684	58,149

Ramón Rosado	600 — —	1,800 5,500 8,600	[6] [4] [5]	11.820 11.830 14.520	01/21/2021 02/23/2022 01/22/2023
Total	600	15,900

César Ortiz	— 2,950 1,475 — —	137 2,950 4,425 5,500 4,500	[1] [2] [6] [4] [5]	8.280 11.500 11.820 11.830 14.520	04/28/2019 01/18/2020 01/21/2021 02/23/2022 01/22/2023
Total	4,425	17,512

1.	The unexercisable shares underlying these options fully vest on April 28, 2014.
2.	Half of the unexercisable shares underlying these options vest annually on January 18 until fully vesting in 2015.
3.	Half of the unexercisable shares underlying these options vest annually on December 3 until fully vesting in 2015.
4.	Of the shares underlying these options, a quarter vests annually commencing on February 23, 2014 until fully vesting in 2017.
5.	Of the shares underlying these options, a quarter vests annually commencing on January 22, 2015 until fully vesting in 2018.
6.	A third of the unexercisable shares underlying these options vest annually on January 21 until fully vesting in 2016.

The following table presents information concerning restricted stock units of Named Executive Officers that were outstanding and still subject to the restricted period as of December 31, 2013.

Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

José Rafael Fernández	41,100	[1]	712,674

Ganesh Kumar	18,500	[2]	320,790

Norberto González	7,900	[3]	136,986

Ramón Rosado	4,300	[4]	74,562

César Ortiz	2,100	[5]	36,414

1.	The restricted periods lapse on February 23, 2015 with respect to the award of 6,500 restricted stock units, on January 22, 2016 with respect to the award of 4,600 restricted stock units, and on August 22, 2016 with respect to the award of 30,000 restricted stock units.
2.	The restricted periods lapse on January 21, 2014 with respect to the award of 1,600 restricted stock units, on February 23, 2015 with respect to the award of 3,700 restricted stock units, and on January 22, 2016 with respect to the award of 13,200 restricted stock units.
3.	The restricted periods lapse on January 21, 2014 with respect to the award of 1,600 restricted stock units, on February 23, 2015 with respect to the award of 3,700 restricted stock units, and on January 22, 2016 with respect to the award of 2,600 restricted stock units.
4.	The restricted periods lapse on January 21, 2014 with respect to the award of 400 restricted stock units, on February 23, 2015 with respect to the award of 800 restricted stock units, and on January 22, 2016 with respect to the award of 3,100 restricted stock units.
5.	The restricted periods lapse on January 21, 2014 with respect to the award of 700 restricted stock units, on February 23, 2015 with respect to the award of 800 restricted stock units, and on January 22, 2016 with respect to the award of 600 restricted stock units.

The following table only presents information for the Named Executive Officers who acquired stock upon the exercise of an option award and upon the lapse of the restricted period of a restricted unit award in 2013.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

José Rafael Fernández	—	—	53,500	885,750
Ganesh Kumar	—	—	1,100	15,950
Norberto González	1,200	7,954	1,100	15,950
César Ortiz	409	4,012	600	8,700
José Ramón González[1]	15,000	31,500	15,000	284,850

1.	Mr. José R. González resigned effective October 4, 2013.

The following table presents information concerning the deferral of compensation by the Named Executive Officers on a basis that is not tax-qualified.

Non Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

José Rafael Fernández	175,970	—	38,743	—	1,826,655
Ganesh Kumar	241,000	—	31,060	—	1,002,590
Norberto González	45,000	—	265	—	45,265

1.	Such executive contributions are reported in the Summary Compensation Table.
2.	These earnings are not reported in the Summary Compensation Table.

The Company offers our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not intended to meet the requirements of Section 1081.01 of the Puerto Rico Internal Revenue Code, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.

However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.

Director Compensation

Each director’s compensation is generally designed to be competitive with comparable compensation paid to directors at peer group companies in Puerto Rico and the U.S. However, each director’s actual compensation varies based on whether he or she is a Chairperson of our Board of Directors or any of its committees. It also varies depending on the number of meetings attended and on his or her membership in Board committees.

The following table presents information concerning the compensation of our directors for 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)[1]		Option Awards ($)[1]		All Other Compensation ($)	Total ($)

Julian S. Inclán	123,000	33,396	[2]	—		—	156,396
Juan Carlos Aguayo	61,804	23,232	[3]	—	[4]	—	85,036
Pedro Morazzani	78,004	27,588	[5]	—	[6]	—	105,592
Francisco Arriví	68,604	21,780	[7]	—	[8]	—	90,384
Pablo I. Altieri	60,104	18,876	[9]	—	[10]	—	78,980
Josen Rossi	46,254	17,424	[11]	—		—	63,678
Rafael F. Martinez	42,320	—		—		—	42,320

1.	Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
2.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 2,300 restricted stock units awarded on January 22, 2013 is $33,396. The aggregate amount of restricted stock units outstanding at the end of 2013 is 5,550.
3.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 1,600 restricted stock units awarded on January 22, 2013 is $23,232. The aggregate amount of restricted stock units outstanding at the end of 2013 is 5,850.
4.	The aggregate amount of option awards outstanding at the end of 2013 is 2,200.
5.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 1,900 restricted stock units awarded on January 22, 2013 is $27,588. The aggregate amount of restricted stock units outstanding at the end of 2013 is 6,150.
6.	The aggregate amount of option awards outstanding at the end of 2013 is 1,000.
7.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 1,500 restricted stock units awarded on January 22, 2013 is $21,780. The aggregate amount of restricted stock units outstanding at the end of 2013 is 3,750.
8.	The aggregate amount of option awards outstanding at the end of 2013 is 2,200.
9.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 1,300 restricted stock units awarded on January 22, 2013 is $18,876. The aggregate amount of restricted stock units outstanding at the end of 2013 is 3,550.
10.	The aggregate amount of option awards outstanding at the end of 2013 is 2,200.
11.	The grant date fair value calculated in accordance with FASB ASC Topic 718 of the 1,200 restricted stock units awarded on January 22, 2013 is $17,424. The aggregate amount of restricted stock units outstanding at the end of 2013 is 3,450.

Except for Julian Inclán, Chairperson of the Board, and José Rafael Fernández, President and CEO, each non-employee director receives an annual retainer of $32,004, payable in equal monthly installments in advance, plus a fee of $1,000 for each Board meeting attended and $850 for each committee meeting attended (other than a committee presided by any such director). Furthermore, the Chairperson of the Audit and Compliance Committee receives an additional annual retainer of $36,000, and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominating Committee each receives an additional annual retainer of $12,000. Such retainers are payable in equal monthly installments.

As Chairperson of the Board, Mr. Inclán receives an annual retainer of $112,000, payable in equal monthly installments in advance, plus a fee of $1,000 for each Board meeting attended.

The President and CEO, who is Vice Chairperson of the Board, does not receive director’s fees and is compensated exclusively pursuant to his 2013 Employment Agreement, which is described above under the subheading “2013 Employment Agreement.”

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee assists the Board of Directors in its oversight of the financial reporting process, internal controls, risk assessment and monitoring, and regulatory compliance of OFG Bancorp (the “Company”), and meets regularly with the Company’s internal and external auditors, the CEO and the Chief Compliance Officer. The Audit and Compliance Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Company’s website at www.orientalfg.com.

Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit and Compliance Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2013 with the Company’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit and Compliance Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit and Compliance Committee has discussed with KPMG their independence.

The members of the Audit and Compliance Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Company nor are they Company employees. The Company’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit and Compliance Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.

Based on such reviews and discussions, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by:

Pedro Morazzani, Chairperson
Francisco Arriví
Rafael F. Martínez
Julian S. Inclán

INDEBTEDNESS OF MANAGEMENT

Certain transactions involving loans were transacted in 2013 between the Company’s banking subsidiary, Oriental Bank, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transactions Policy (the “Policy”). For these purposes, a “Related Party Transaction” is defined as a transaction or series of similar transactions in which the Company or any of its subsidiaries is to be a participant and the amount involved exceeds $120,000, and in which any Related Party has or will have a direct or indirect material interest. A “Related Party” is any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the previously mentioned. The Policy generally covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between the Related Party and the Company. Related Party Transactions thereunder are approved or ratified by the Audit and Compliance Committee or the disinterested members of our Board of Directors (other than employment or compensation arrangements, which are approved by the Compensation Committee or the disinterested members of our Board of Directors). Furthermore, the Audit and Compliance Committee may approve or ratify a Related Party Transaction if (i) it finds that there is a compelling business reason to approve the transaction, taking into account all pertinent factors, (ii) it has been fully informed of any and all significant conflicts that may exist or otherwise arise on account of the transaction, and (iii) it reasonably believes that the transaction is beneficial for the Company and that it has adopted appropriate measures to manage the potential conflicts of interest. All Related Party Transactions approved or ratified by the Audit and Compliance Committee must be disclosed to our Board of Directors at its next regularly scheduled meeting.

Delgado & Fernández, LLP, San Juan, Puerto Rico, has continuously provided legal and notarial services to the Company since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation. The brother of José Rafael Fernández, our President and CEO, is a partner at that firm. The Company engaged Delgado & Fernández before Mr. Fernández became our President and CEO and a member of our Board of Directors. During 2013, the Company paid such firm a total of $1,190,156 for legal services rendered to us.

In January 2008, the Company engaged the legal services of Carlos O. Souffront LLC, Dorado, Puerto Rico. Pursuant to this engagement, Carlos O. Souffront, Esq., serves as our General Counsel. As consideration for his services provided in 2013, the Company paid $709,700 to that firm. The Company also awarded Mr. Souffront 12,300 restricted stock units in 2014. He is also the Secretary of our Board of Directors.

The engagements of Delgado & Fernández, LLP and Carlos O. Souffront LLC were approved by our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our equity securities to timely file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We are required to identify any such director, executive officer or greater than 10% stockholder who failed to timely file any such report. Based solely on the review of copies of such reports and other information furnished to the Company by such individuals, we believe that during and with respect to 2013 such persons timely filed all required reports, except for Mr.  José E. Rossi, who did not report 11 transactions on a timely basis and filed a late Form 4.

SHAREHOLDER PROPOSALS

Under our bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or any supplement thereto given by or at the direction of our Board of Directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to the Secretary of our Board of Directors not later than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice must set forth as to each matter that the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the name and address of the shareholder, as it appears on our books, (iii) the class and number of our shares beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

The requirements set forth in the preceding paragraph are separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

Shareholder proposals intended to be presented at the 2015 annual meeting of shareholders must be set forth in writing and received by the Secretary of our Board of Directors, OFG Bancorp, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on November 13, 2013.

ANNUAL REPORTS

This proxy statement is accompanied by our annual report on Form 10-K, which is our annual report to shareholders for the fiscal year. The annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our 2012 annual report on Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Exchange Act. Such written request should be directed to OFG Bancorp, Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

Julian S. Inclán
Chairperson

March 13, 2014

San Juan, Puerto Rico

OFG BANCORP C/O AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE / 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69220-P48493                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

OFG BANCORP Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL of the following:		☐	☐	☐
1.	To elect two directors to serve until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified:
Nominee:
01) Juan C. Aguayo
02) Rafael F. Martínez
	And to elect one director to serve until the 2016 annual meeting of shareholders and until his successor is duly elected and qualified:				.
03) Francisco Arriví
Vote On Proposal The Board of Directors recommends that you vote FOR the following:						For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as set forth in the accompanying Proxy Statement.					☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on this proxy. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M69221-P48493

OFG BANCORP	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of OFG Bancorp for use only at the annual meeting of shareholders to be held on April 23, 2014, and at any adjournment or postponement of that Annual Meeting. This proxy may be revoked by the undersigned at any time before it is exercised.

The undersigned, being a shareholder of OFG Bancorp, hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of shareholders of the Company to be held at Oriental Tower, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, April 23, 2014, at 10:00 a.m. (EST), and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side.

In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at the present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.

Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equal among the two nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made on the reverse side, shares will be voted “FOR ALL” in Proposal 1: Election of Directors; and “FOR” Proposal 2: Advisory Vote on Executive Compensation. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)